Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen - Managing Director, Communications - (615) 263-3107

CORECIVIC ENTERS INTO AMENDED AND RESTATED SENIOR CREDIT FACILITY

NASHVILLE, Tenn. – April 18, 2018 – CoreCivic, Inc. (NYSE: CXW) (the “Company”) announced today that on April 17, 2018, CoreCivic entered into an Amended and Restated Credit Agreement (the “New Credit Agreement”) in an aggregate principal amount of up to $1.0 billion, replacing the Company’s existing $900.0 million revolving credit facility and term loan, which had an outstanding balance of $82.5 million as of March 31, 2018 (collectively, the “Existing Credit Facility”).

The New Credit Agreement provides for a term loan of $200.0 million and a revolving credit facility in an aggregate principal amount of up to $800.0 million. The New Credit Agreement, among other things, extends the maturity of the Existing Credit Facility from July 2020 to April 2023, and increases the total leverage covenant of the Existing Credit Facility from 5.0x to 5.5x. The New Credit Agreement also contains an “accordion” feature that provides for uncommitted incremental extensions of credit in the form of increases in the revolving commitments or incremental term loans of up to $350.0 million, as requested by CoreCivic, and provides additional flexibility by increasing certain permitted investment, disposition, and borrowing thresholds. Interest rate margins, unused facility fees, and commitment fees for letters of credit are unchanged from the Existing Credit Facility, except for the addition of a new interest rate margin and fee tier to accommodate the increase in the covenant for total leverage from 5.0x to 5.5x. All other terms remain substantially the same.

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through corrections and detention management, government real estate solutions, and a growing network of residential reentry centers to help address America’s recidivism crisis. We are a publicly traded real estate investment trust (REIT) and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. We also believe we are the largest private owner of real estate used by government agencies. The Company has been a flexible and dependable partner for government for more than 30 years. Our employees are driven by a deep sense of service, high standards of professionalism, and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000